Exhibit 2.1

AMENDMENT NO. 2

TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 2 to Agreement and Plan of Merger, dated August 17, 2018 and effective as of July 18, 2018 (this “Amendment”), by and among DarkPulse, Inc., formerly known as Klever Marketing, Inc., a Delaware corporation (“Parent”), DarkPulse Technologies Inc., a News Brunswick corporation (“Company”), and DPTH Acquisition Corporation, a Utah corporation (“Merger Subsidiary”) amends that certain Agreement and Plan of Merger dated as of April 27, 2018, as amended, supplemented or otherwise modified from time to time in accordance with its provisions (the “Agreement”) by and among Parent, Company and Merger Subsidiary (collectively, the “Parties”).

WHEREAS, the Parties desire to amend the Merger Agreement to modify the mechanism by which Parent is acquiring Company such that Parent shall not acquire Company by subsidiary merger but shall acquire Company by share exchange, effective as of the closing of the transactions contemplated by the Agreement on July 18, 2018.

NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.       Defined Terms. Capitalized terms used but not defined herein have the meanings given to them in the Merger Agreement.

2.       Amendments.

a.                   All references to “merger” in the Agreement shall be replaced with “share exchange,” and all references to “Merger” in the Agreement shall be replaced with “Share Exchange,” and the Agreement shall be construed so as to modify the structure of the acquisition of Company by Parent from a subsidiary merger to an acquisition of Company by share exchange. DPTH Acquisition Corporation shall no longer be a party to the Agreement.

b.                   Article 1 shall be restated in its entirety as follows:

____________________________

Article 1

Share Exchange

At the Share Exchange Time (as defined herein), and subject to and upon the terms and conditions of this Agreement, Parent shall acquire 100% ownership of Company from each of Company’s stockholders set forth on the signature pages of this Agreement (the “Company Stockholders”). The consideration to be paid by Parent for each share of capital stock of Company held by the Company Stockholders shall be 100 fully paid and non-assessable shares of Parent’s Class D Voting Preferred Stock for each share (or fractional share) of Company stock (the “Parent Preferred Stock”). Company shall also be referred to hereinafter as the “Surviving Company.”

1.1                Effects of Share Exchange.

(a)                 Immediately following completion of the share exchange transaction through the issuance of the Parent Preferred Stock, Parent shall be the sole owner of Company, and Company shall be the wholly owned subsidiary of Parent. For federal income tax purposes, it is intended that the Share Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)                 Subject to the provisions of Article 6 and Article 7, the closing of the transactions contemplated hereby (the “Closing,” and the date of the Closing will be referred to interchangeably as the “Closing Date” and the “Share Exchange Time” as the case may be) shall take place at such location, on such date and at such time as Company and Parent mutually agree at the earliest practicable time after the satisfaction or waiver of the conditions in Article 6, but in no event later than five business days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed by the parties hereto. Effective as of the Share Exchange Time, to effect the Share Exchange, the parties will cause the Parent Preferred Stock to be issued to the shareholders of Company immediately preceding, and the Company Stockholders shall assign their shares of Company stock to Parent.

1

(c)                 At the Closing, Parent’s outstanding capital stock shall consist of approximately 89,685,067 shares of Common Stock (the “Pre-Closing Common Stock”), and at the Share Exchange Time after the issuance of the shares of Parent Preferred Stock to the Company Stockholders, the Pre-Closing Common Stock shall represent approximately 15% of all of the issued and outstanding capital stock of Parent considered on a fully diluted basis.

1.2                Effect on Company Capital Stock and Parent Capital Stock. To effectuate the Share Exchange, and subject to the terms and conditions of this Agreement, at the Share Exchange Time:

(a)                 Each of the Company’s Stockholders shall transfer 100% of their shares of Company common stock or any other stock to Parent, and each share and fractional share of Company stock issued and outstanding immediately prior to the Share Exchange Time shall be, and shall be deemed, transferred to Parent, and 100 fully paid and non-assessable shares of Parent’s Class D Voting Preferred Stock shall be issued to each Company Stockholder for each one share (or fractional share) of Company stock (the “Parent Preferred Stock”). Parent will issue to each Company Stockholder stock certificates or Book Entries evidencing the number of shares of Parent Preferred Stock determined in accordance with the foregoing. Immediately after the Share Exchange Time, the holders of Company stock immediately prior to the Share Exchange shall hold approximately 85% of the issued and outstanding shares of Parent Common Stock considered on a fully diluted basis (assuming conversion of the Parent Preferred Stock into Parent Common Stock and including shares reserved for issuance pursuant to stock option plan(s)), or approximately 508,215,380 shares out of 597,900,447 shares considered on a fully diluted basis).

(b)                 All shares of Parent Preferred Stock issued upon transfer of Company stock to Parent in accordance with the terms and conditions of this Section 1.2 will be deemed to have been issued and paid in exchange for Company stock and all rights pertaining to such shares.

1.3                Directors and Officers of the Surviving Company. The directors of Company immediately prior to the Share Exchange Time will become the sole directors of Parent. As of the Share Exchange Time, the officers of Company immediately prior to the Share Exchange Time will become the sole officers of Parent. Each such director and officer will hold such office until their respective successors are duly appointed or such Persons are removed from office in accordance with applicable law and the articles of incorporation and bylaws of Parent.

1.4                Tax Treatment. It is intended by the parties hereto that the Share Exchange shall constitute a reorganization within the meaning of Section 368(a) of the Code. Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Both prior to and after the Closing, each party’s books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Share Exchange being qualified as a tax-free reorganization under Section 368(a) of the Code (and comparable provisions of any applicable state or local laws).

1.5                Additional Share Exchange Consideration. At Closing, Company shall pay the sum of One Hundred Fifty Thousand Dollars ($150,000) in immediately available funds (the “Closing Payment Amount”) to Parent and or its creditors pursuant to the disbursement schedule set forth in Schedule 1.7. In addition to the Closing Payment Amount, Company has agreed and stipulated that Parent may preserve after Closing as additional share exchange consideration, the four convertible promissory notes comprising the Carryover Notes (as defined in Section 6.3(r)) in the total aggregate amount of $150,000.

__________________________________

3.                  All Other Terms Unchanged. Unless specifically amended by this instrument, or reasonably necessary to its application, all obligations, rights, undertakings and terms of the parties under the Agreement shall remain in full force and affect. This Amendment is not intended to, nor shall, amend any economic or other substantive terms of the Agreement, and is only intended to modify the agreement so that Company shall be acquired Parent by share exchange instead of by subsidiary merger.

4.                 Conflicting Provisions. Should any of the provisions of this Amendment conflict with any of the provisions of the Agreement, then the provisions of this Amendment shall apply.

5.                  Counterparts; Delivery. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. In addition, executed counterparts may be delivered by means of facsimile or other electronic transmission; and signatures so delivered shall be fully and validly binding to the same extent as the delivery of original signatures.

6.                Miscellaneous.

a.                   This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

b.                   The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

[Signatures on Following Page]

2

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment No. 2 to Agreement and Plan of Merger to be signed by its duly authorized officer, effective as of July 18, 2018.

DARKPULSE TECHNOLOGIES INC.

By:	/s/ Dennis M. O’Leary
Name:	Dennis M. O’Leary
Title:	President & Chairman

KLEVER MARKETING, INC.

By:	/s/ Dennis M. O’Leary
Name:	Dennis M. O’Leary
Title:	President & Director

DPTH ACQUISITION CORPORATION

By:	/s/ Dennis M. O’Leary
Name:	Dennis M. O’Leary
Title:	President & Director

COMPANY STOCKHOLDERS:

FANTASTIC NORTH AMERICA INC.

By:	/s/ Dennis M. O’Leary
Name:	Dennis M. O’Leary
Title:	President

DR. ANTHONY BROWN

/s/ Anthony Brown

Individually

DR. THOMAS A. CELLUCCI

/s/ Thomas A. Cellucci

Individually

3

STEPHEN GOODMAN

/s/ Stephen Goodman

Individually

MARK BANASH

/s/ Mark Banash

Individually

DAVID SINGER

/s/ David Singer

Individually

BRUNSON CHANDLER & JONES, PLLC

By:	/s/ Lance Brunson
Name:	Lance Brunson
Title:	Managing Member

Signature Page to Amendment No. 2

to

Agreement and Plan of Merger

4